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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   JULY 29, 2004

PAUL MUELLER COMPANY (Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation)	0-4791 (Commission File No.)	44-0520907 (I.R.S. Employer Identification No.)

1600 WEST PHELPS STREET -- P.O. BOX 828 SPRINGFIELD, MISSOURI (Address of principal executive offices)	65801-0828 (Zip Code)

Registrant's telephone number, including area code: (417) 831-3000

NOT APPLICABLE (Former name or former address, if changed since last report)

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ITEM 7.	Financial Statements and Exhibits.
	(c)	Exhibits
		Exhibit No.		Page No.
		99.1	Press Release dated July 29, 2004, announcing quarterly financial results for the quarter ended June 30, 2004.	3

ITEM 12.	Results of Operations and Financial Condition.

On July 29, 2004, Paul Mueller Company issued a Press Release announcing its financial results for the second quarter ended June 30, 2004. A copy of the Press Release is being furnished as Exhibit 99.1 of this Form 8-K.

SIGNATURES
Pursuant to the requirements of The Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PAUL MUELLER COMPANY
DATE: July 29, 2004	/S/ DONALD E. GOLIK Donald E. Golik, Senior Vice President and Chief Financial Officer

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EXHIBIT 99.1

IMMEDIATE RELEASE	TRADED: The Nasdaq Stock Market (MUEL)
THURSDAY, July 29, 2004	FOR FURTHER INFORMATION CONTACT: Donald E. Golik Springfield, Missouri (417) 831-3000

SPRINGFIELD, MISSOURI -- PAUL MUELLER COMPANY TODAY RELEASED ITS SECOND QUARTER REPORT FOR THE PERIOD ENDED JUNE 30, 2004, AS FOLLOWS:

Paul Mueller Company and Subsidiaries
___________________________________________

THREE-MONTH REPORT
___________________________________________
(Unaudited)

CONSOLIDATED SUMMARIES OF OPERATIONS

	Three Months Ended June 30		Six Months Ended June 30		Twelve Months Ended June 30
	2004	2003	2004	2003	2004	2003
Net Sales	$ 25,390,000	$ 29,961,000	$ 43,701,000	$ 57,540,000	$ 102,927,000	$130,578,000
Income (Loss) from Operations before Taxes	$ (2,694,000)	$ 1,583,000	$ (6,490,000)	$ 2,740,000	$ (6,547,000)	$ 7,640,000
Tax Provision (Benefit)	(969,000)	599,000	(2,394,000)	1,038,000	(2,768,000)	2,711,000
Net Income (Loss)	$ (1,725,000) ==========	$ 984,000 ==========	$ (4,096,000) ==========	$ 1,702,000 ==========	$ (3,779,000) ==========	$ 4,929,000 ==========
Earnings (Loss) per Common Share -- Basic Diluted	$(1.48) $(1.48)	$ 0.84 $ 0.83	$(3.50) $(3.50)	$ 1.46 $ 1.45	$(3.24) $(3.24)	$ 4.22 $ 4.19

NOTE: 1)	The effective tax rates for the periods presented vary from the statutory tax rate (34%) due to state income taxes, items that are treated differently for book and tax purposes, and tax credits.

FINANCIAL HIGHLIGHTS

	June 30 2004	December 31 2003
Total Assets Working Capital Current Ratio Net Worth Book Value per Share Backlog	$72,954,000 $ 8,716,000 1.22 : 1 $23,706,000 $ 19.90 $56,664,000	$67,655,000 $10,723,000 1.34 : 1 $29,247,000 $ 24.50 $38,612,000

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